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COMPUTATION OF NET INCOME PER SHARE                            EXHIBIT 11
Quaker State Corporation and Subsidiaries

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
                                                            Quarter Ended            Six Months Ended
                                                         6/30/96     6/30/95       6/30/96      6/30/95
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(in thousands except per share data, unaudited)
1.   Net income                                          $ 7,173     $(3,225)      $12,879      $  2,371
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2.   Average number of shares of capital
     stock outstanding                                    32,899      31,496        32,859        31,484

3.   Shares issuable upon exercise of dilutive stock
     options outstanding during the period, based on
     average market prices                                   113         100           114           107

4.   Shares issuable upon exercise of dilutive stock
     options outstanding during the period, based on
     higher of average or period-end market prices           179         155           138           134

5.   Average number of capital and capital equivalent
     shares outstanding (2 + 3)                           33,012      31,596        32,973        31,591

6.   Average number of capital shares outstanding,
     assuming full dilution (2 + 4)                       33,078      31,651        32,997        31,618

7.   Net income per capital and capital equivalent share
     (1 divided by 5)                                    $  0.22     $ (0.10)      $  0.39      $   0.08
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8.   Net income per capital share assuming full dilution
     (1 divided by 6)                                    $  0.22     $ (0.10)      $  0.39      $   0.08
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